Exhibit 23.2

Independent Auditors’ Consent

The Board of Directors

TriQuint Semiconductor, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of our report dated February 11, 2003 relating to the consolidated balance sheets of TriQuint Semiconductor, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity and cash flows and the related financial statement schedule for each of the years in the three-year period ended December 31, 2002, which consolidated report appears in the annual report on Form 10-K of TriQuint Semiconductor, Inc for the year ended December 31, 2002.

The consolidated financial statements of TriQuint Semiconductor, Inc. for the year ended December 31, 2000, have been restated to reflect the pooling-of-interests transaction with Sawtek Inc.  We did not audit the 2000 financial statements of Sawtek Inc., which statements reflect total revenues constituting 35% percent, in 2000, of the related consolidated totals.  Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Sawtek Inc. for the years ended December 31, 2000, is based solely on the report of the other auditors.

/s/ KPMG LLP

Portland, Oregon

May 30, 2003